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                                                                       Exhibit 5
September 16, 1999



Multiple Zones International, Inc.
707 South Grady Way
Renton, Washington 98055-3233

RE:  FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel to Multiple Zones International, Inc., a Washington corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 1,150,000 shares of Common Stock of the Company (the "Shares") issuable upon exercise of options granted or to be granted under the Company's 1993 Stock Incentive Plan and 1999 Director Stock Option Plan (the "Plans").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plans will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plans, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Frank C. Woodruff


Frank C. Woodruff
     of
GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.